Exhibit (d)

August 31, 2023

Norton Rose Fulbright US LLP

1301 Avenue of the Americas
New York, New York 10019-6022
United States

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nortonrosefulbright.com

JPMorgan Chase Bank, N.A., as Depositary

383 Madison Avenue, Floor 11

New York, NY 10179

Re:	Registration Statement on Form F-6 – American Depositary Shares evidenced by American Depositary Receipts for deposited B shares of Novo Nordisk A/S

Ladies and Gentlemen:

We have acted as counsel to JPMorgan Chase Bank, N.A., as depositary (the “Depositary”), in connection with the Registration Statement on Form F-6 (the “Registration Statement”) to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), by the legal entity created by the Second Amended Deposit Agreement (as defined below) and Novo Nordisk S/A, a company incorporated under the laws of Denmark (the “Company”), relating to up to 500,000,000 American Depositary Shares (“ADSs”), to be evidenced by American Depositary Receipts (“ADRs”), each ADS representing, subject to the terms and conditions of the Second Amended Deposit Agreement and the ADRs, the right to receive one (1) B share of the Company (the “Shares”). The ADSs will be issued pursuant to the Amended and Restated Deposit Agreement, dated as of August 11, 2010 (the “Deposit Agreement”), as amended by Amendment No. 1 thereto, dated as of March 2, 2017 (“Amendment No. 1” and the Deposit Agreement, as amended by Amendment No. 1, the “First Amended Deposit Agreement”), as to be further amended by Amendment No. 2 thereto (“Amendment No. 2”) to be entered into, among the Company, the Depositary and all holders from time to time of ADRs issued thereunder (the First Amended Deposit Agreement as amended by Amendment No. 2, the “Second Amended Deposit Agreement”). The Deposit Agreement is being filed as Exhibit (a)(1) to the Registration Statement, Amendment No. 1 is being filed as Exhibit (a)(2) to the Registration Statement and the form of Amendment No. 2 is being filed as Exhibit (a)(3) to the Registration Statement. Capitalized terms used herein that are not herein defined shall have the meanings assigned to them in the Second Amended Deposit Agreement.

Norton Rose Fulbright US LLP is a limited liability partnership registered under the laws of Texas.

Norton Rose Fulbright US LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright Canada LLP and Norton Rose Fulbright South Africa Inc are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are available at nortonrosefulbright.com.

JPMorgan Chase Bank, N.A., as Depositary August 31, 2023 Page 2

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents as we considered necessary or appropriate to enable us to render this opinion, including but not limited to the Registration Statement, the First Amended Deposit Agreement, the form of Amendment No. 2 and the Form of ADR attached as Exhibit A to the form of Amendment No. 2, as well as such other corporate records, certificates and instruments as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures, including electronic signatures, on original documents; the legal capacity, competency and authority of all individuals; the authenticity of all documents submitted to us; the conformity to originals of all documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies; the accuracy and completeness of all documents and records reviewed by us; the accuracy, completeness and authenticity of certificates issued by any governmental official, office or agency and the absence of change in the information contained therein from the effective date of any such certificate; and that the relevant Shares will have been legally issued and duly deposited with a Custodian under and in accordance with all applicable laws and regulations.

Subject to the limitations set forth below, we have made such examination of laws and regulations as we have deemed necessary or appropriate for the purposes of expressing the opinions set forth in this letter. We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (i) the internal laws of the State of New York and (ii) the federal laws of the United States of America.

Based upon and subject to the foregoing, and assuming that, at the time of their issuance, the Registration Statement is effective under the Securities Act pursuant to the rules of the Commission promulgated with respect thereto, and the First Amended Deposit Agreement has been, and Amendment No. 2 will have been, duly authorized, executed and delivered by the parties thereto with the ADR ratio set in the Form of ADR attached as Exhibit A to Amendment No. 2, we are of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms of the Second Amended Deposit Agreement and the Registration Statement, will be legally issued and will entitle the registered holders thereof to the rights specified in the Second Amended Deposit Agreement and the ADRs.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

We hereby consent to the use of this opinion as Exhibit (d) to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder. This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

Very truly yours, /s/ Norton Rose Fulbright US LLP Norton Rose Fulbright US LLP